Winner Medical Reports Net income Increased By 72.24% for
Fourth Quarter Preliminary Earnings 2009

SHENZHEN, China, November. 16 /PRNewswire-Asia/ -- Winner Medical Group Inc. (AMEX: WWIN; "Winner Medical", or the "Company"), today reported preliminary financial results for the fourth quarter 2009. The unaudited numbers are subject to change.

Fourth quarter fiscal 2009 preliminary results:

* Sales revenue increased by 9.72% to $27.67 million vs. Q4 2008
* Net income increased by 72.24% to $2.75 million vs. Q4 2008
* Chinese market sales increased by 123.40% to $5.10 million vs. Q4 2008
* PurCotton product sales increased 91.33% to $2.31 million from Q3 fiscal 2009

"During the fourth quarter, we delivered solid improvements in revenue and robust growth in profits. Increased volume of large sales orders from North and South American customers, market share gains in China with branded products, and rapid growth in sales of our PurCotton product line benefitted both the top line and the significant margin expansion," Mr. Jianquan Li, Chairman and Chief Executive Officer of Winner Medical, commented.

"By leveraging our diversified line of high quality products with improved production efficiencies, Winner Medical is well-positioned to drive incremental growth and profitability during 2010 from both the international and domestic markets. Disposable products create a recurring revenue stream and our cash flow and strong working capital position will enable us to further expand our PurCotton production capabilities to capitalize on the market demand.

China Medical Market Business Update:

Preliminary sales revenue to customers in China was $5.10 million, representing a 123.40% increase over the fourth quarter of fiscal year 2008.  The Company has been intently focused on building its own brand in China, which is gaining market acceptance among customers and end users, while driving growth. In April 2009, “Winner” was recognized by the Chinese State Administration for Industry and Commerce as a well-known trademark. Results also benefitted from increased demand for face masks and protective gowns as a result of H1N1 flu in China.

The Company’s sales channel in China includes: hospitals, local distributors, and over-the-counter (OTC), drugstore chains. To date, the Company has entered hospitals in major cities including Beijing, Shanghai, Shenzhen, Guangzhou, Wuhan, Chengdu, and Fujian, as well as large adjacent cities. In addition, the Company has sold products to 7 out of the top 10 drugstores chains in China, which have a combined network of approximately 2,000 stores across the country, and represent an important customer segment.

The Company attended the 62nd China International Medical Equipment Fair ("CMEF") in Chengdu, China, which was held October 28 - 31. Winner Medical reached the majority of its existing clients in China who have indicated their intentions to expand our business relationship. These companies include such well known names as China National Pharmaceutical Group Corporation, the largest pharmaceutical group company in China and Kelun Pharmaceutical, one of the largest professional manufacturers of IV solutions in the world. In order to further establish the Winner brand name and gain additional market share, the Company participated in a production promotion with West China Hospital.

PurCotton:

In the fourth quarter of fiscal 2009, the Company's PurCotton sales grew rapidly. Preliminary sales revenue of $2.31 million represents a 91.33% increase over the $1.21 million recorded during the third quarter of fiscal 2009. PurCotton jumble rolls were sold to customers in China, the U.S., Europe and Japan who produce consumer products, including sanitary and incontinence products. The Company is also processing orders of PurCotton finished medical products, such as operating room towels and sponges, for customers in North America and Europe.

Winner Medical’s joint venture, Winner Medical (Hong Kong) Ltd, or “Winner Hong Kong” was awarded the “Certificate of Merit” of the HSBC Living Business Awards 2009, which  recognized the Company’s PurCotton as an eco-material product for customers and the community, while establishing a better eco-mindset within the workforce.

Looking forward, the Company is marketing its own branded PurCotton consumer and home care products in China, such as wipes, baby products, feminine products and other hygiene products. Therefore, the Company is confident in its mid to long-term growth potential.

About Winner Medical:
Winner Medical is a leading manufacturer and the largest exporter by volume in the medical dressing industry in China. Headquartered in Shenzhen, the Company has seven wholly-owned operating subsidiaries and four joint-ventures with over 5,000 employees. The Company engages in the manufacturing, sale, research, and development of medical care products, wound care products, home care products and PurCotton products, a nonwoven fabric made from 100% natural cotton. The products are sold worldwide, with Europe, the United States and Japan serving as the top three markets. The Company currently holds more than sixty patents and patent applications for various products and manufacturing processes and is one of the few Chinese companies licensed by the U.S. Food and Drug Administration (FDA) to ship finished, sterilized products directly to the United States market. To learn more about Winner Medical, please visit Winner Medical's web site at http://ir.winnermedical.com ..

Forward-Looking Statements:
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

For more information, please contact:

Company:
Peng Zhai
Investor Relations Manager
Winner Medical Group Inc.
Tel:	+86-755-2806-6858
+86-755-2813-8888 ext. 691
Email:	investors@winnermedical.com
Web:	http://ir.winnermedical.com

Investors:
Mr. Matthew Hayden, HC International
Tel:	+1-561-245-5155
Email:	matt.hayden@hcinternational.net
Web:	http://www.hcinternational.net